Exhibit 15.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Pintec Technology Holdings Limited on Form S-8 (File No. 229745) of our report dated May 12, 2023, with respect to our audits of the consolidated financial statements of Pintec Technology Holdings Limited as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022, which report is included in the Annual Report on Form 20-F of Pintec Technology Holdings Limited for the year ended December 31, 2022.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

May 12, 2023